Filed Pursuant to Rule 433

Registration Statement No. 333-202354

Term Sheet

Dated February 29, 2016

2 Year Enhanced Return Notes with Cap

Linked to a Basket of Ten Common Equity Securities

Product Terms

•	2 year Enhanced Return Notes with Cap Linked to a Basket of Ten Common Equity Securities
•	The Redemption Amount will be calculated as follows:
o	if the Ending Value is greater than the Starting Value,

The Redemption Amount will not exceed the Maximum Redemption Amount.

o	if the Ending Value is equal to or less than the Starting Value,

Issuer*:	Bank of America Corporation (“BAC”)
Pricing Date:	Expected to be March 2, 2016
Issue Date:	Expected to be March 7, 2016
Calculation Day:	Expected to be February 26, 2018
Maturity Date:	Expected to be March 1, 2018
Market Measure:	An equally weighted basket composed of the common equity securities of Biogen Inc. (Bloomberg ticker: “BIIB”), BioMarin Pharmaceutical Inc. (Bloomberg ticker: “BMRN”), Caesars Entertainment Corporation (Bloomberg ticker: “CZR”), D.R. Horton, Inc. (Bloomberg ticker: “DHI”), Horizon Pharma Public Limited Company (Bloomberg ticker: “HZNP”), Las Vegas Sands Corp. (Bloomberg ticker: “LVS”), Palo Alto Networks, Inc. (Bloomberg ticker: “PANW ”), SVB Financial Group (Bloomberg ticker: “SIVB”), Vertex Pharmaceuticals Incorporated (Bloomberg ticker: “VRTX”) and Wynn Resorts, Limited (Bloomberg ticker: “WYNN”) (the “Basket Stocks”)
Upside Participation Rate:	300%
Maximum Redemption Amount:	At least 148% of the principal amount (to be determined on the pricing date)
Starting Value:	To be set to 100 on February 26, 2016.
Ending Value:	100 × [1 + (the sum of the products of the Basket Stock Return for each Basket Stock multiplied by 10%)]
Basket Stock Return:	For each Basket Stock, (Final Price – Initial Price)/ Initial Price
Initial Price:	For each Basket Stock, its Closing Market Price on February 26, 2016.
Final Price:	For each Basket Stock, its Closing Market Price on the calculation day, multiplied by its Price Multiplier on that day.
Price Multiplier:	1 for each Basket Stock, subject to adjustment for certain corporate events relating to the Basket Stocks.
CUSIP:	06048WSJ0
Listing:	None
*	As used in this document, references to “we” or “our” are to BAC, as issuer.

Certain Key Product Terms

•	If the Ending Value is greater than the Starting Value, a 3-to-1 enhanced return based on the appreciation of the Market Measure, subject to the Maximum Redemption Amount.
•	If the Ending Value is less than the Starting Value, full downside participation in the depreciation of the Market Measure.

Hypothetical Returns at Maturity

Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Note (1) (2)	Total Rate of Return on the Notes
-100.00%	$0	-100.00%
-50.00%	$500	-50.00%
-20.00%	$800	-20.00%
-15.00%	$850	-15.00%
-10.00%	$900	-10.00%
-5.00%	$950	-5.00%
0.00%	$1,000	0.00%
2.00%	$1,060	6.00%
3.00%	$1,090	9.00%
5.00%	$1,150	15.00%
10.00%	$1,300	30.00%
16.00%	$1,480(1)	48.00%
20.00%	$1,480	48.00%
30.00%	$1,480	48.00%
40.00%	$1,480	48.00%
50.00%	$1,480	48.00%
60.00%	$1,480	48.00%

1.	Assumes a Maximum Redemption Amount of $1,480 per $1,000 in principal amount.
2.	The hypothetical Redemption Amounts set forth above are for illustrative purposes only, are based on hypothetical terms, and may not be the actual returns applicable to you.

Certain Product Risks

•	You may lose up to 100% of your investment. If the Ending Value is less than the Starting Value, you will lose 1% of the principal amount for each 1% that the Ending Value is less than Starting Value.
•	The notes do not bear interest.
•	Your investment return will be limited to the return represented by the Maximum Redemption Amount.
•	Any payment on the notes is subject to our credit risk.
•	The public offering price you pay for the notes will exceed their initial estimated value.
•	The notes are expected to have limited liquidity.
•	The Redemption Amount will not reflect changes in the value of the Market Measure other than on the calculation day.
•	Changes in the prices of one or more of the Basket Stocks may be offset by changes in the prices of one or more of the other Basket Stocks.
•	The U.S. federal income tax consequences of an investment in the notes are uncertain, and may be adverse to a holder of the notes.

(See “Additional Risk Considerations” on the next page.)

Additional Risk Considerations

•	If you attempt to sell notes prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than the principal amount.
•	You will have no rights as a security holder, you will have no rights to receive any shares of any Basket Stock, and you will not be entitled to dividends or other distributions by the issuer of any Basket Stock.

The risks set forth in the section entitled “Certain Product Risks” on the preceding page and this section “Additional Risk Considerations” are only intended as summaries of some of the risks relating to an investment in the notes. Prior to investing in the notes, you should, in particular, review the “Risk Factors” sections in the preliminary pricing supplement, the product supplement, the prospectus supplement and the prospectus, which set forth important risks related to an investment in the notes.

Additional Information

This term sheet is a general description of the terms of the notes. Please see the full description in the preliminary pricing supplement:

https://www.sec.gov/Archives/edgar/data/70858/000089109216012848/e68511_424b2.htm.

You may access the product supplement, prospectus supplement and prospectus applicable to this offering on the SEC website at www.sec.gov or by clicking on the hyperlinks to each of the respective documents incorporated by reference in the pricing supplement.